Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

MANCHESTER, CT – March 1, 2011 — LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2010.

Fourth Quarter (“Q4 2010”) and 2010 Year Highlights

•	Record Q4 2010 net sales of $95.8 million

—	Record 2010 net sales of $338.0 million

•	Operating income of $2.0 million in Q4 2010

—	Operating income of $4.6 million in 2010

•	EPS for Q4 2010 was $(0.02), including tax valuation allowance adjustments of $(0.11) per share, compared to $(0.21) per share in Q4 2009

—	EPS for 2010 was $0.16 per share compared to a loss of $(0.88) per share for 2009

•	Ended 2010 with $25.0 million in cash, up by $7.4 million from the third quarter of 2010 and up by $2.3 million from the end of 2009

Summary Financial Results

(millions of US dollars, excluding EPS):

	Fourth Quarter Ended December 31,				Year Ended December 31,
	2010	2009	Change	% Change	2010	2009	Change	% Change
Net sales	95.8	72.5	23.3	32.1%	338.0	248.9	89.1	35.8%
Gross margin	15.6	11.7	3.9	33.3%	57.9	33.0	24.9	75.4%
Gross margin %	16.3%	16.1%	20 bps		17.1%	13.3%	380 bps
Operating income/(loss)	2.0	(1.6)	3.6		4.6	(17.8)	22.4
Net income/(loss)	(0.4)	(3.6)	3.2		2.7	(14.6)	17.3
EPS	$(0.02)	$(0.21)	$0.19		$0.16	$(0.88)	$1.04

Excluding the negative impact of foreign currency translation, net sales increased by $26.3 million, or 36.2%, in the fourth quarter of 2010 compared with the fourth quarter of 2009, and $95.6 million, or 38.4%, for the year ended December 31, 2010 compared with year ended December 31, 2009.

Gross margin in 2010 was negatively impacted by the fiber-based product line of the North American automotive facility (“NA Auto”), included in the Thermal/Acoustical segment, starting towards the end of the second quarter of 2010. Management estimates that the fiber-based product line contributed a negative gross margin of approximately $(1.2) million on $12.7 million of net sales in Q4 2010 and approximately $(5.0) million on $30.0 million of net sales beginning on June 1, 2010 through December 31, 2010. Also in the Thermal/Acoustical segment, gross margin for the fourth quarter and year ended December 31, 2009 included $0.7 million and $5.7 million of NA Auto restructuring expenses, respectively.

Operating income included a net gain on sale of a product line, included in the Performance Materials segment, of $0.4 million and $2.5 million for the fourth quarter and year ended December 31, 2010, respectively. Excluding this net gain, Performance Materials operating income for 2010 increased to 11.9% of net sales from 7.7% in 2009. Non-recurring adjustments in the Thermal/Acoustical segment positively impacted operating income in the fourth quarter of 2010 and the year ended December 31, 2010. Both periods included approximately $0.8 million of income, primarily from a negotiated price settlement with a customer and the completion of a tax audit, which resulted in the reversal of a property tax accrual recorded in a prior year.

Net loss for the fourth quarter of 2010 included the recognition of additional tax expense of $1.9 million, or $(0.11) per share, due to recording valuation allowances on certain deferred tax assets as their future realization was not reasonably assured. Net income for the year ended 2010 included a tax benefit of $4.0 million to realize the impact of a change in assertion regarding unremitted earnings of the Company’s German branch, nearly offset by tax valuation reserves taken of $3.8 million on certain deferred tax assets.

Dale Barnhart, President and Chief Executive Officer, stated, “Revenues have continued on a positive trend throughout the year, and the fourth quarter is a record high for Lydall. Backlog also has remained strong as our markets are performing well, and as some of our businesses have picked up additional market share. Although we faced some discrete operational difficulties with our fiber-based product line, I am proud of the accomplishments achieved elsewhere throughout the Company.

“We announced earlier in the year that our NA Auto business was struggling to accommodate the dramatic increase in volume, specifically in fiber-based products, resulting in significantly higher manufacturing costs. We’ve implemented actions to begin stabilizing the environment and operating results have begun to improve. The rest of the Thermal/Acoustical segment performed well in 2010.”

The Affinity business, included in Other Products and Services, returned to profitability in 2010 due to a turnaround in the semiconductor industry, industry diversification, and application of lean principles to improve gross margins.

Barnhart remarked, “The Performance Materials segment had an outstanding year in terms of growth and operating income returns. The segment reported record net sales of $123.1 million in 2010, which represented an increase of 25.6% from 2009, and operating income of $17.2 million, or 14.0% of net sales. Demand for filtration products by customers in the air filtration, fluid power and automotive, and life science markets in 2010 rebounded dramatically as customers began recovering from the global economic recession. The filtration and industrial thermal insulation businesses are in markets that the Company believes present long-term growth opportunities through expansion of existing products and through strategic transactions.”

Liquidity

At December 31, 2010, the Company had $25.0 million of cash on hand compared to $22.7 million at December 31, 2009. Net cash provided by operating activities was $12.1 million and $10.7 million in the fourth quarter and year ended December 31, 2010, respectively. During the fourth quarter of 2010, the Company improved its management of inventories, which contributed to the cash generated from operating activities. There was no significant debt outstanding at December 31, 2010, other than capital lease obligations. Consistent with the fourth quarter of 2010, the Company expects to be subject to a $5.0 million borrowing limit under its domestic credit facility throughout the first quarter of 2011, and possibly future periods of 2011, because it does not expect to meet the fixed charge coverage ratio required for borrowings to exceed $5.0 million under its domestic credit facility. However, the Company expects to finance operating cash requirements from existing cash balances, cash provided by operating activities and through borrowings, as needed, under the Company’s existing domestic and foreign credit facilities.

Barnhart commented, “We ended the year with a healthy cash balance but will continue to emphasize cash flow performance by careful management of our inventories and continued scrutiny of all capital requirements. By continuing to generate cash, expanding our top line, and returning the fiber-based product line to acceptable levels of profitability, we expect to achieve our goals of strategically growing our Company.”

Conference Call

Lydall will host a conference call today at 1:00 p.m. ET to discuss results for its fourth quarter ended December 31, 2010 as well as general matters related to its businesses and markets. The call may be accessed at (877) 303-3204 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. A recording of the call will be available from 4:00 p.m. Eastern Time on March 1, 2011 through midnight on March 8, 2011 at (706) 645-9291 or (800) 642-1687, pass code 47040039. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

Revision of Prior Period Amounts

Lydall’s third quarter 2010 Form 10-Q filing and Form 8-K announcing the Company’s financial results for the third quarter and nine months ended September 30, 2010, included revisions to previously reported quarterly amounts. None of the revisions were considered material to the periods impacted. All prior period figures and tables in this release are provided as revised.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall’s 2010 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” which outline certain risks and uncertainties regarding the Company’s forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth and fluctuations in unemployment rates could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. The fiber-based product line at the Company’s North American automotive facility may continue to negatively impact gross margins and operating income in the future, and the gross margins for fiber based products disclosed in this release involve estimates and judgments in order to allocate certain costs to fiber-based products. Also, the Company’s ability to borrow funds from its domestic credit facility may be limited. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Erika G. Turner, Vice President, CFO and Treasurer, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

-MORE-

Lydall, Inc. News Release	5 of 6	March 1, 2011

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2010	Revised 2009	2010	Revised 2009

Net sales	$95,796	$72,543	$338,007	$248,947

Cost of sales	80,174	60,833	280,134	215,943

Gross margin	15,622	11,710	57,873	33,004

Selling, product development and administrative expenses	14,042	13,322	55,777	50,783
Gain on sale of product line, net	(405)	—	(2,542)	—

Operating income (loss)	1,985	(1,612)	4,638	(17,779)

Interest expense	216	204	854	814

Other income, net	(161)	(83)	(142)	(232)

Income (loss) before income taxes	1,930	(1,733)	3,926	(18,361)

Income tax expense (benefit)	2,319	1,821	1,187	(3,789)

Net (loss) income	$(389)	$(3,554)	$2,739	$(14,572)

Earnings (loss) per share:
Basic	$(0.02)	$(0.21)	$0.16	$(0.88)
Diluted	$(0.02)	$(0.21)	$0.16	$(0.88)

Weighted average common shares outstanding	16,695	16,597	16,672	16,567
Weighted average common shares and equivalents outstanding	16,695	16,597	16,788	16,567

Summary of Segment Information and Other Products and Services

In thousands

(Unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2010	Revised 2009	2010	Revised 2009
Net Sales

Performance Materials Segment	$32,333	$27,037	$123,135	$98,015
Thermal/Acoustical Segment	53,997	38,766	179,051	127,793
Other Products and Services:
Vital Fluids	3,909	3,768	15,562	14,600
Affinity	5,942	3,179	21,894	9,215
Reconciling Items	(385)	(207)	(1,635)	(676)

Consolidated Totals	$95,796	$72,543	$338,007	$248,947

Operating Income (Loss)

Performance Materials Segment	$3,269	$2,418	$17,247	$7,593
Thermal/Acoustical Segment	2,225	(389)	446	(10,337)
Other Products and Services:
Vital Fluids	(163)	160	(131)	211
Affinity	164	(523)	1,123	(2,708)
Corporate Office Expenses	(3,510)	(3,278)	(14,047)	(12,538)

Consolidated Totals	$1,985	$(1,612)	$4,638	$(17,779)

Lydall, Inc. News Release	6 of 6

Financial Position

In thousands except ratio data	December 31, 2010	Revised December 31, 2009
(Unaudited)

Cash and cash equivalents	$24,988	$22,721
Working capital	$63,360	$60,599
Total debt	$4,888	$6,751
Stockholders’ equity	$155,455	$156,389
Total capitalization	$160,343	$163,140
Current ratio	2.2	2.5
Total debt to total capitalization	3.0%	4.1%

Cash Flows

In thousands (Unaudited)	Quarter Ended December 31,		Twelve Months Ended December 31,
	2010	Revised 2009	2010	Revised 2009

Net cash provided by operating activities	$12,054	$11,898	$10,718	$14,067
Net cash used for investing activities	$(3,809)	$(1,209)	$(6,229)	$(3,649)
Net cash used for financing activities	$(528)	$(567)	$(1,404)	$(1,669)
Depreciation and amortization	$3,658	$3,932	$14,407	$15,890
Capital expenditures	$(4,508)	$(1,081)	$(12,001)	$(5,921)

Common Stock Data

Quarter Ended December 31,	2010	2009

High	$9.04	$6.54
Low	$6.91	$4.45
Close	$8.05	$5.21

During the fourth quarter of 2010, 3,846,479 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.